      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1999

                                                      REGISTRATION NO. 333-73333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                               THRUSTMASTER, INC.

             (Exact name of registrant as specified in its charter)

            OREGON                        93-1040330
 (State or other jurisdiction          (I.R.S. Employer
     of incorporation or            Identification Number)
        organization)

                     SUITE 400, 7175 N.W. EVERGREEN PARKWAY
                            HILLSBORO, OREGON 97124
                                 (503) 615-3200

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             FRANK G. HAUSMANN, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               THRUSTMASTER, INC.
                     SUITE 400, 7175 N.W. EVERGREEN PARKWAY
                            HILLSBORO, OREGON 97124
                                 (503) 615-3200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                               PATRICK J. SIMPSON
                               DAVID S. MATHESON
                                PERKINS COIE LLP
                                  SUITE 1500,
                             1211 S.W. FIFTH AVENUE
                          PORTLAND, OREGON 97204-3715
                                 (503) 727-2000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY UNDERTAKES TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 3, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL
THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES
AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

                                 169,222 SHARES

                               THRUSTMASTER, INC.

                                  COMMON STOCK

                               ------------------

    The following shareholders of ThrustMaster or their successors may offer for sale up to 169,222 shares of common stock at various times: Strong River Investments, Inc. and RAM Capital Resources, LLC.

    ThrustMaster will not receive any proceeds from the sale of the shares by the selling shareholders.

    Our common stock trades on the Nasdaq National Market under the symbol
"TMSR."

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is            , 1999.

                               TABLE OF CONTENTS



ThrustMaster, Inc......................................................................          2

Risk Factors...........................................................................          2

  Because Period-to-Period Fluctuations in Our Revenue Are Difficult to Predict, You
    Should Not Rely on Revenue For a Given Period as an Indicator of Revenue For Future
    Periods............................................................................          2

  Although We Do Not have Firm Sales Forecasts, We Must Plan Our Expenditures Far In
    Advance, Which May Magnify Revenue Shortfalls in Any Given Period..................          2

  Seasonal Fluctuations in Our Operating Results May Result in Volatility in the Market
    Price of Our Stock.................................................................          3

  Our Products Have Short Life Cycles, and We May Not be Able to Successfully Introduce
    New Products Before Existing Cycles End............................................          3

  Shorter Than Expected Product Life Cycles May Result in Depressed Revenues and Gross
    Margins in Affected Periods........................................................          3

  The Intense Competition in Our Markets May Lead to Reduced Sales of Our Products and
    Reduced Profits....................................................................          3

  We May Not be Able to Develop Acceptable New Products or Enhancements to Our Existing
    Products at the Rate Required by Our Rapidly Changing Markets, Which Could
    Adversely Affect Us................................................................          3

  Prices for Products in Our Markets are Declining, Which May Reduce Our Revenue and
    Gross Margins......................................................................          4

  Our Dependence Upon Offshore Manufacturing Contractors and Lack of Direct Control
    Over Production Could Result in Product Delays and Quality Control Problems........          4

  Because We Depend on a Single Offshore Vendor and Its Production Facilities, Any
    Disruption of That Vendor's Ability to Produce Our Products Would Adversely Affect
    Us.................................................................................          4

  The Loss of Any Key Customers Could Result in a Significant Loss of Revenue in a
    Given Period.......................................................................          4

  The Loss of Key Personnel Could Adversely Affect Our Business and Decrease the Value
    of Your Investment.................................................................          4

  Our Failure to Attract and Retain Additional Personnel Could Adversely Affect Our
    Business and Decrease the Value of Your Investment.................................          5

  The Strain that Changes in Our Growth Rate Place Upon Our Systems and Management
    Resources May Adversely Affect Our Business and Decrease the Value of Your
    Investment.........................................................................          5

  We May Need to Access Additional Funds to Finance Ongoing Operations, Which May
    Require Us to Commit Significant Amounts of Capital to Debt Service and Could
    Result in Dilution to Our Shareholders.............................................          5

  Our International Sales are Significant and Could Decrease for Reasons Additional to
    Those Affecting Domestic Sales.....................................................          5

  We May be Unable to Protect Our Intellectual Property, Which Could Result in
    Competitors Obtaining Access to Proprietary Information............................          6

  Others May Bring Intellectual Property Infringement Claims Against Us, Which Could
    Require Significant Resources to Defend and Could Lead to Restrictions on Our
    Current Operations.................................................................          6

  Product Defects Could Lead to Losses of Customers....................................          7

  We Depend on a Small Group of Suppliers for Critical Components, and an Increase in
    Price or an Interruption or Delay in the Supply of these Components Could Adversely
    Affect Us..........................................................................          7

  Changes in our Distribution Network Could Adversely Affect Us........................          7

  Slow Demand and Abundant Supplies of Products May Lead to Significant Price
    Reductions, Which Could Reduce Our Revenue and Gross Margins.......................          8

  We May Be Required to Issue Additional Shares to Recent Investors Without Receiving
    Additional Payment, Which Could Result in Dilution to Our Shareholders.............          8

  Sales of Our Common Stock May Reduce the Market Price of Our Stock...................          8

  The Market Price for Our Common Stock, Like Other Technology Stocks, May be
    Volatile...........................................................................          9

  Our Anti-Takeover Provisions and Preferred Stock May Reduce the Market Price of Our
    Common Stock.......................................................................          9

  Some of Our Products May Not be Year 2000 Compliant, Which Could Result in Customer
    Dissatisfaction, Claims Against Us or Business Interruptions.......................          9

Forward-Looking Information............................................................          9

How To Obtain More Information.........................................................         10

Selling Shareholders...................................................................         11

Plan of Distribution...................................................................         13

Validity of Common Stock...............................................................         14

Experts................................................................................         14

                               THRUSTMASTER, INC.

    We develop and market realistic, high quality game controllers and software solutions for the home personal computer and video console markets. The ThrustMaster-Registered Trademark- brand name is recognized for quality, value, durability and ease of use. Our products enhance the enjoyment of the personal computer, video game, and Internet entertainment experience and appeal to a wide variety of users, from occasional game players to avid enthusiasts. Our hardware products include racing wheels, joysticks, game pads and flight simulation controllers. These products are available in over 5,000 retail outlets in North America and Europe. Our software product, called Talk n' Play, is an Internet communications solution that allows up to four people in separate locations to simultaneously talk and play games over the Internet.

    We were incorporated in Oregon in 1990. Our principal executive offices are located at Suite 400, 7175 N.W. Evergreen Parkway, Hillsboro, Oregon 97124. Our main telephone number is (503) 615-3200.

                                  RISK FACTORS

    Before investing in our common stock, you should consider carefully the following factors, as well as the information contained in the rest of this prospectus and in the documents we incorporate by reference.

BECAUSE PERIOD-TO-PERIOD FLUCTUATIONS IN OUR REVENUE ARE DIFFICULT TO PREDICT,
  YOU SHOULD NOT RELY ON REVENUE FOR A GIVEN PERIOD AS AN INDICATOR OF REVENUE FOR FUTURE PERIODS


    Our revenue has fluctuated, and likely will continue to fluctuate, significantly from period to period. Because these fluctuations are difficult to predict, you should not rely on our revenue for a given period as an indicator of revenue for future periods. The factors listed below determine our revenue for a given period and make forecasting future revenue difficult. The first five factors also relate to other risks discussed elsewhere in this Risk Factors section


    - The volume and timing of orders received during the period, with customers generally ordering on an as-needed basis;

    - The timing of new product introductions by us and our competitors;

    - Product line maturation;

    - The impact of price competition on our average selling prices;

    - The availability of components for our products;

    - Changes in product or distribution channel mix;

    - The level of inventory carried by our distribution and retail channel customers; and

    - Product returns and price protection charges from customers.

    As a result of these factors and our historically small backlog, fluctuations in revenue may not be identifiable until at or near the end of a period.

ALTHOUGH WE DO NOT HAVE FIRM SALES FORECASTS, WE MUST PLAN OUR EXPENDITURES FAR
  IN ADVANCE, WHICH MAY MAGNIFY THE EFFECT OF REVENUE SHORTFALLS IN ANY GIVEN PERIOD

    Notwithstanding the difficulty in forecasting future sales and the relatively small level of backlog at any given time, we generally must plan production, order components and undertake our development, sales and marketing activities and other commitments months in advance. Accordingly, the effect of shortfalls in revenue may be magnified due to our inability to adjust expenses or inventory levels during the quarter to match the level of revenue for the quarter. Conversely, in our efforts to adjust inventory levels to a slower order rate, we may overcorrect our component purchases and inventory levels, resulting in periodic shortages of inventory and delivery delays and negatively affecting our revenue, market share and customer satisfaction levels in the current quarter or in future quarters.


SEASONAL FLUCTUATIONS IN OUR OPERATING RESULTS MAY RESULT IN VOLATILITY IN THE
  MARKET PRICE OF OUR STOCK.



    We generally experience seasonality in our operating results. Our revenues typically are substantially higher in the fourth quarter of the year, reflecting traditional retail seasonality patterns. This seasonality may result in quarter to quarter volatility in the market price of our stock.


OUR PRODUCTS HAVE SHORT LIFE CYCLES, AND WE MAY NOT BE ABLE TO SUCCESSFULLY
  INTRODUCE NEW PRODUCTS BEFORE EXISTING CYCLES END


    The markets for our products are characterized by frequent new product introductions and product obsolescence. These factors typically result in short product life cycles, frequently ranging from 12 to 18 months. If we do not successfully introduce new products within a given product cycle, our sales will be adversely affected for that cycle and possibly for subsequent cycles. Failure to timely introduce these products could also impair our brand name and ability to command retail shelf space in future periods. In addition, each new product cycle presents new opportunities for competitors to gain a product advantage or increase their market share.


SHORTER THAN EXPECTED PRODUCT LIFE CYCLES MAY RESULT IN DEPRESSED REVENUES AND
  GROSS MARGINS IN AFFECTED PERIODS

    If a product's life is shorter than expected, unexpected distribution channel inventory returns and end-of-life and obsolete inventory and tooling charges could result, which would depress our revenue and gross margin in the affected periods. Our gross margins are affected by all of the following:

    - The mix of products sold;

    - The mix of distribution channels used;

    - Competitive price pressures;

    - The availability and cost of components from our suppliers,

    - Component price inflation or deflation; and

    - End-of-life inventory write downs.

    Any adverse change in these factors could adversely affect our business, results of operations, and financial condition. Individual product lines generally provide higher margins at the beginning of the typical 12-to-18-month product life cycle, and lower margins as the product line matures.

THE INTENSE COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES OF OUR PRODUCTS
  AND REDUCED PROFITS

    Competition from competitors such as Microsoft often results in pricing pressures, reduced sales, reduced margins, or the failure of products to achieve or maintain market acceptance. Any of these factors could have a material adverse effect on our business, results of operations, and financial condition. Microsoft and other competitors have greater name recognition, access to larger customer bases, and substantially greater financial, technical, marketing, distribution, service, support, and other resources than we have. Consequently, these competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or customer requirements.

WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW PRODUCTS OR ENHANCEMENTS TO OUR
  EXISTING PRODUCTS AT THE RATE REQUIRED BY OUR RAPIDLY CHANGING MARKETS, WHICH COULD ADVERSELY AFFECT US

    Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high quality products, product enhancements, and services on a timely basis and by keeping pace with technological developments and emerging industry standards. The markets for our products are rapidly evolving. Failure to develop and release enhanced or new products, or delays or quality problems in doing so, could have a material adverse effect on our business, results of operations, and financial condition. As is common in rapidly evolving markets, demand and market acceptance for recently introduced products are subject to high levels of uncertainty and risk. New products can also quickly render obsolete products that were only recently in high demand or otherwise impair the orders for or the prices of our existing products. The markets for our existing products may not be sustainable at their current levels. The markets for recently introduced and planned products may not expand or develop.

PRICES FOR PRODUCTS IN OUR MARKETS ARE DECLINING, WHICH MAY REDUCE OUR REVENUE
  AND GROSS MARGINS


    Our markets are characterized by intense ongoing competition coupled with declining average selling prices. Accordingly, our average selling prices, measured over a given period of time, may decline from the levels experienced to date. A decline could cause our revenue and gross margins to decline relative to prior periods.


OUR DEPENDENCE UPON OFFSHORE MANUFACTURING CONTRACTORS AND LACK OF DIRECT
  CONTROL OVER PRODUCTION COULD RESULT IN PRODUCT DELAYS AND QUALITY CONTROL PROBLEMS

    Virtually all ThrustMaster products are manufactured and assembled in China and Taiwan by independent contractors. In addition to customary risks of doing business abroad, the use of independent manufacturing contractors to manufacture and assemble products offshore has required us to increase production lead times and has reduced our ability to adjust production in response to short-term market conditions. As a result, our failure to adequately forecast demand of products manufactured offshore could materially and adversely affect our sales and results of operations. In addition, although we seek to control the quality of our products manufactured and assembled offshore, quality problems have occasionally arisen, and may in the future arise, that are beyond our direct control.


BECAUSE WE DEPEND ON A SINGLE OFFSHORE VENDOR AND ITS PRODUCTION FACILITIES, ANY
  DISRUPTION OF THAT VENDOR'S ABILITY TO PRODUCE OUR PRODUCTS WOULD ADVERSELY AFFECT US


    For the year ended December 31, 1998, approximately 84.4% of our products were manufactured and assembled through a single vendor utilizing factories located in Taiwan and the Guangdong province of China. Manufacturing at one factory accounted for more than half of our production. If this or any of the other manufacturing facilities utilized by us become unavailable, or if the manufacturing operations at these facilities are slowed, interrupted or terminated, our business, results of operation, and financial condition could be materially and adversely affected.

THE LOSS OF ANY KEY CUSTOMER COULD RESULT IN A SIGNIFICANT LOSS OF REVENUE IN A
  GIVEN PERIOD

    For the year ended December 31, 1998, two customers accounted for an aggregate of approximately 24.9% of our revenues. The loss of one or more key customers or any significant reduction in orders by key customers could have a material adverse effect on our business, results of operations or financial condition. We anticipate that a significant portion of our revenues and accounts receivable will continue to be derived from a limited number of key customers.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE
  VALUE OF YOUR INVESTMENT

    Our success depends largely upon the continued services of our executive officers and other key management and development personnel. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our business, results of operations, and financial condition. Our employees do not have employment agreements and could terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees.

OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT
  OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

    Our future success also depends on our ability to attract and retain highly qualified personnel. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our business, results of operations, and financial condition. The competition for qualified personnel in the computer software and game markets is intense, and we may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. We attempt to hire engineers with high levels of experience in designing and developing software and personal computer-related products in time-pressured environments. There is a limited number of qualified engineers in our geographic location, resulting in intense competition for their services.

THE STRAIN THAT CHANGES IN OUR GROWTH RATE PLACE UPON OUR SYSTEMS AND MANAGEMENT
  RESOURCES MAY ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

    Any failure to properly manage our growth could have a material adverse effect on our business, results of operations, and financial condition. The growth and contractions that we have experienced place significant challenges on our management, administrative, and operational resources. To properly manage our business, we must, among other things, implement and improve additional and existing administrative, financial, and operational systems, procedures, and controls on a timely basis. We may not be able to complete the necessary improvements to our systems, procedures, and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, retain, motivate, and manage required personnel and may not be able to successfully identify, manage, and exploit existing and potential market opportunities.

WE MAY NEED TO ACCESS ADDITIONAL FUNDS TO FINANCE ONGOING OPERATIONS, WHICH MAY
  REQUIRE US TO COMMIT SIGNIFICANT AMOUNTS OF CAPITAL TO DEBT SERVICE AND COULD RESULT IN DILUTION TO OUR SHAREHOLDERS

    As of May 1, 1999, we believe that available funds together with borrowings from our credit facility will be adequate to meet our anticipated cash needs during the next 12 months. However, additional capital beyond the amounts currently forecast by us will not be required and may not be available on reasonable terms, if at all,. Additional financing may involve public or private offerings of debt or equity securities, and may include bank debt. Debt financing may increase our leveraged position, require us to devote significant cash to service debt and limit funds available for working capital, capital expenditures, and general corporate purposes. Any of these results could increase our vulnerability to adverse economic and industry conditions and competitive pressures. Equity financing may cause additional dilution to purchasers of our common stock.

OUR INTERNATIONAL SALES ARE SIGNIFICANT AND COULD DECREASE FOR REASONS
  ADDITIONAL TO THOSE AFFECTING DOMESTIC SALES

    Approximately 29.6% and 35.7% of our total revenue for the years ended December 31, 1997 and 1998, respectively, were attributable to sales made outside the United States. Any reduction in international sales, or our failure to further develop our international distribution channels, could have a material adverse effect on our business, results of operations, and financial condition.

    Our international operations are subject to the risks inherent in international business activities, including, in particular:

    - Management of an organization operating in various countries;

    - Compliance with a variety of foreign laws and regulations;

    - Overlap of different tax structures;

    - Foreign currency exchange rate fluctuations, which may affect demand for our products in international markets or our consolidated multinational financial results;

    - Trade restrictions, changes in tariffs, and freight rates; and

    - Regional economic and political conditions.

These factors could have a material adverse effect on our future international sales and, consequently, our business, results of operations, and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD RESULT IN
  COMPETITORS OBTAINING ACCESS TO PROPRIETARY INFORMATION


    We regard substantial elements of our products as proprietary and attempt to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. In addition, despite our efforts, we may be unable to prevent third-parties from infringing upon or misappropriating our intellectual property. Any infringement or misappropriation could have a material adverse effect on our business, results of operations, and financial condition. Currently issued patents or any new patent applications may not provide us with any competitive advantages, or may be challenged by third parties. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. In addition, our competitors may independently develop similar technology that substantially limits the value of our intellectual property.


OTHERS MAY BRING INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, WHICH
  COULD REQUIRE SIGNIFICANT RESOURCES TO DEFEND AND COULD LEAD TO RESTRICTIONS ON OUR CURRENT OPERATIONS


    In addition to the technology we have developed internally, we also have acquired or licensed technologies from other companies. Our internally developed technology or the technology we acquired or licensed may infringe on a third party's intellectual property rights and third parties may bring claims against us alleging infringement of their intellectual property rights. Any infringement or claim of infringement could have a material adverse affect on our business, result of operations, and financial condition.



    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These potential claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Any litigation involving intecllectual property, regardless of its success, likely would be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:


    - Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

    - Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and


    - Redesign those products or services that incorporate the technology at issue.


    Any of these results could have a material adverse effect on our business, results of operations, and financial condition.

PRODUCT DEFECTS COULD LEAD TO LOSSES OF CUSTOMERS

    Our products may contain undetected errors or "bugs" when first introduced or as new versions or enhancements are released. Despite our internal testing, these errors may be discovered only after our products have been installed and used by customers. These undetected errors may relate to components supplied to us. Our products are complex as a result of factors including:

    - Advanced functionality;

    - The diverse operating environments in which the products may be deployed;

    - The need for interoperability; and


    - The multiple versions of our products that must be supported for diverse operating platforms and standards.


    The complexity of our products increases the likelihood that they may contain errors when introduced. Problems encountered by customers or product recalls could materially adversely affect our business, financial condition and results of operations.

WE DEPEND ON A SMALL GROUP OF SUPPLIERS FOR CRITICAL COMPONENTS, AND AN INCREASE
  IN PRICE OR AN INTERRUPTION OR DELAY IN THE SUPPLY OF THESE COMPONENTS COULD ADVERSELY AFFECT US


    A number of important components used in our products are often obtained from one or a limited group of suppliers. Any reduction, interruption of or delay in supply could materially and adversely affect our business, results of operations or financial condition. We have had and may in the future have, shortages of supplies and delays in deliveries of necessary components. To date, we have not experienced any material shortages or delays in deliveries of necessary components, and no shortage or delay has had a material adverse effect on our business, results of operations or financial condition. Substantially all components used in our products are purchased from sources located outside the United States. Trading policies adopted by the United States or foreign governments could restrict the availability of components or increase the cost of obtaining them. Any significant increase in component prices or decrease in component availability could materially and adversely affect our business, results of operations and financial condition.


CHANGES IN OUR DISTRIBUTION NETWORK COULD ADVERSELY AFFECT US

    We sell our products through a network of domestic and international distributors, and directly to major retailers and mass merchants. Personal computer distribution and retail channels historically have been characterized by rapid change, including periods of widespread financial difficulties and consolidation and the emergence of alternative sales channels. These alternative channels include direct mail order sales, telephone sales by PC manufacturers and electronic commerce on the Internet. Changes in distribution channel patterns, such as increased commerce on the Internet, increased use of mail-order catalogs, increased use of consumer-electronics channels for personal computer sales, or increased personalized configuration of PC systems by PC manufacturers to fit customers' requirements could affect us in unforeseen ways. In addition, changes in the types of products we sell or additions to our products, such as the introduction of our Talk n' Play Internet conferencing product or the software products, may require specialized channel partnerships. We may not be able to establish partnerships or maintain them after they are established. Failure to maintain our current distribution channels, to adjust to changes in distribution patterns or to establish or maintain channel partnerships may have a material adverse effect on our business, results from operations or financial condition.


SLOW DEMAND AND ABUNDANT SUPPLIES OF PRODUCTS MAY LEAD TO SIGNIFICANT PRICE
  REDUCTIONS, WHICH COULD REDUCE OUR REVENUE AND GROSS MARGINS


    We believe that we are currently operating in a period of slow demand and low sales and a market characterized by abundant products. In this environment, price declines are more likely to occur and, should they occur, are more likely to be severe. High distribution channel inventory levels may also result and lead to substantial price protection charges. Declining prices and sales and increased price protection charges will adversely affect our business, results of operations, and financial condition. Periods characterized by slow demand, low sales and abundant products generally lead to existing distribution channel inventory levels of older product that are higher than desirable. The distribution channels used by ThrustMaster generally maintain inventory levels in a range of one to three months of customer demand. These channel inventory levels tend toward the low end of the months-of-supply range when demand is stronger, sales are higher and products are in short supply. Conversely, when demand is slower, sales are lower and products are abundant, these channel inventory levels tend toward the high end of the months-of-supply range. In these situations, we frequently attempt to ensure that distributors and retailers devote their working capital, sales and logistics resources to ThrustMaster products to a greater degree than to those of competitors. Similarly, our competitors attempt to ensure that their own products are receiving a disproportionately higher share of the distributors' working capital and logistics resources.


WE MAY BE REQUIRED TO ISSUE ADDITIONAL SHARES TO RECENT INVESTORS WITHOUT
  RECEIVING ADDITIONAL PAYMENT, WHICH COULD RESULT IN DILUTION TO OUR
  SHAREHOLDERS

    In connection with the sale of shares of our common stock on January 28, 1999 to three investors, including Strong River Investments, Inc., a selling shareholder, we may be required to issue adjustment shares to them for no additional consideration. Declines in the market price of our common stock could result in the issuance of a significant number of adjustment shares. This could have a substantial dilutive effect on our common stock. The number of adjustment shares to be issued depends on the average of the lowest 10 days closing bid prices for our common stock during each of the two consecutive 25-day periods after the date of this prospectus. The following table sets forth the number of adjustment shares that we would be required to issue to the investors if the relevant average closing bid prices were at different levels, including if the relevant average closing bid prices were $25.50 per share, the closing price of our common stock on May 20, 1999. See "Selling Shareholders."

                          AVERAGE CLOSING BID PRICE
  AVERAGE CLOSING BID          AS A PERCENTAGE        TOTAL ADJUSTMENT
    PRICE PER SHARE       OF 5/20/99 CLOSING PRICE         SHARES
-----------------------  ---------------------------  ----------------
       $   25.50                        100%                      0
       $  19.125                         75%                      0
       $   12.75                         50%                102,941
       $   6.375                         25%                455,882

SALES OF OUR COMMON STOCK MAY REDUCE THE MARKET PRICE OF OUR STOCK


    Sales of substantial amounts of our common stock in the public market by existing shareholders or further issuances of capital stock by us could adversely affect the price of our common stock. Any decline in the market price of our common stock could encourage short sales of our common stock, material amounts of which could place further downward pressure on the price of our stock. As of May 1, 1999, nearly all of the outstanding shares of our common stock, other than the shares offered by this prospectus, were freely tradable under federal securities laws to the extent that they are not held by our affiliates.


THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MAY BE
  VOLATILE

    The value of your investment in ThrustMaster could decline due to the impact of any of the following factors upon the market price of our common stock:

    - Variations in our actual and anticipated operating results;

    - Changes in our earnings estimates by analysts;

    - Our failure to meet analysts' performance expectations; and

    - Lack of liquidity.


    The stock markets have recently experienced stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our common stock. Stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to their operating performance. Fluctuations such as these may affect the market price of our common stock.


OUR ANTI-TAKEOVER PROVISIONS AND PREFERRED STOCK MAY REDUCE THE MARKET PRICE OF
  OUR COMMON STOCK

    Provisions of our articles of incorporation and bylaws may have the effect of delaying or preventing a merger or sale of ThrustMaster, or making a merger or acquisition less desirable to a potential acquirer, even where shareholders may consider the acquisition or merger favorable. These provisions include those establishing a classified Board of Directors. Provisions of the Oregon Business Corporation Act, including "business combination" provisions and the Control Share Act, also may delay, prevent, or discourage someone from acquiring or merging with us.


    The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the shareholders. Any issuance of preferred stock may materially and adversely affect the market price of our common stock and the voting rights of the holders of common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of preferred stock. We are authorized to issue up to 5,000,000 shares of preferred stock.


SOME OF OUR PRODUCTS MAY NOT BE YEAR 2000 COMPLIANT, WHICH COULD RESULT IN
  CUSTOMER DISSATISFACTION, CLAIMS AGAINST US OR BUSINESS INTERRUPTIONS


    We are currently reviewing our products, internal systems and infrastructure in order to identify and modify those products and systems that are not year 2000 compliant. We expect any required modification to be made on a timely basis and do not believe that the cost of any modification will have a material adverse effect on our operating results. However, increased costs associated with implementation of any modifications and the inability to implement these modifications could have or material adverse effect on our business, results of operations, and financial condition. In addition, if our suppliers, vendors, major distributors, and partners fail to correct their year 2000 problems, their failure could result in an interruption in, or a failure of, our normal business activities or operations. These failures could have a material adverse effect on our business, results of operations, and financial condition.


                          FORWARD-LOOKING INFORMATION

    This prospectus and the documents we incorporate by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statement as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-looking. We cannot guarantee any of the forward-looking statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the section entitled "Risk Factors," elsewhere in this prospectus and in the documents we have incorporated by reference. We do not intend to update any forward-looking statements due to new information, future events or otherwise.

                         HOW TO OBTAIN MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-732-0330 for information about its public reference rooms. You may also read our filings at the SEC's web site at http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

    The SEC allows us to "incorporate by reference" into this prospectus information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

    1. ThrustMaster's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    2. ThrustMaster's Annual Report on Form 10-K for the year ended December 31, 1998, as amended;

    3. The description of our common stock in ThrustMaster's Registration Statement on Form 8-A filed on February 8, 1995, including any amendment or report filed to update the description; and

    4. All other documents filed by ThrustMaster pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

    You may obtain copies of these documents, other than exhibits, free of charge by contacting ThrustMaster's corporate secretary at our principal offices, which are located at Suite 400, 7175 N.W. Evergreen Parkway, Hillsboro, Oregon 97124, telephone number (503) 615-3200.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                              SELLING SHAREHOLDERS

    The following table presents information regarding the selling shareholders and the number of shares of our common stock they may offer by this prospectus. The information under the column entitled "Number of Shares of Common Stock Beneficially Owned After the Offering" assumes that all shares of common stock offered by this prospectus have been sold.

                                     NUMBER OF SHARES
                                     OF COMMON STOCK                          SHARES OF COMMON STOCK BENEFICIALLY
                                       BENEFICIALLY    NUMBER OF SHARES OF          OWNED AFTER THE OFFERING
                                      OWNED PRIOR TO      COMMON STOCK      ----------------------------------------
SELLING SHAREHOLDER                    THE OFFERING      OFFERED HEREBY     NUMBER OF SHARES    PERCENTAGE OF CLASS
-----------------------------------  ----------------  -------------------  -----------------  ---------------------
Strong River Investments, Inc......        151,534            151,534                    0                   *
RAM Capital Resources, LLC.........         17,688             17,688                    0                   *
                                           -------            -------              -------
  Totals...........................        169,222            169,222                    0                   *
                                           -------            -------              -------
                                           -------            -------              -------

------------------------

*   Represents less than one percent of our common stock outstanding.


    The shares indicated in the table as beneficially owned by Strong River Investments, Inc. and offered by this prospectus include 125,000 shares issued to Strong River Investments, Inc. at the closing of the transaction described below and 26,534 of 35,378 shares issuable upon the exercise of warrants issued to Strong River Investments, Inc. at the closing. After the closing, Strong River Investments, Inc. transferred to RAM Capital Resources, LLC warrants to purchase the remaining 8,844 shares of common stock. All the shares indicated as beneficially owned by RAM Capital Resources, LLC and offered by this prospectus represent shares issuable upon the exercise of warrants issued to the investors in the transaction that were later transferred to RAM Capital Resources, LLC. The investors, including Strong River Investments, Inc., transferred these warrants to RAM Capital Resources, LLC as compensation for advisory services rendered in connection with the transaction. Half of the warrants held by each of Strong River Investments, Inc. and RAM Capital Resources, LLC have an exercise price of $20.00 per share; the exercise price for the other half of the warrants is $22.40.


    On January 28, 1999, we entered into an agreement with Strong River Investments, Inc. and two other investors that provides for up to three potential tranches of investment in ThrustMaster by the investors. For each tranche of investment, we have agreed to issue shares of common stock, warrants to purchase common stock and additional "adjustment" shares after the closing of the investment.


    Strong River Investments, Inc. and the other investors made the first tranche of investment simultaneously with entering into the purchase agreement. The investors paid us $4,000,000 for an aggregate of 250,000 shares of our common stock, warrants to purchase an aggregate of 70,754 additional shares of common stock, and our agreement to issue adjustment shares. Strong River Investments, Inc. paid $2,000,000 of the amount invested, and only the shares and warrant shares purchased by Strong River Investments, Inc. and the warrant shares subsequently transferred to RAM Capital Resources, LLC are covered by this prospectus. The market price of our common stock on the date preceding the investment was $16.00 per share. The exercise price for 35,377 of the shares issuable upon exercise of the warrants is $20.00; the exercise price for the remaining 35,377 shares issuable upon exercise of the warrants is $22.40. The warrants expire on January 28, 2008. We may elect to redeem unexercised warrants if the market price of our common stock after August 1, 2000 exceeds 130% of the applicable exercise price for a period of 10 consecutive days.


    Any adjustment shares issued as part of the first tranche of investment will be issued to the investors for no additional consideration. The number of adjustment shares, if any, to be issued will depend upon the average of the lowest 10 days' closing bid prices of our common stock during each of the two consecutive 25-day periods after the date of this prospectus. In essence, the adjustment share mechanism ensures that the investors will receive a minimum return of 12.5% on their investment. The warrants will entitle the holders to receive additional shares of common stock at a discount if the market price of our common stock exceeds the exercise price. The following table indicates the number of adjustment shares that we would be required to issue to the investors in connection with the first tranche of investment if the relevant average closing bid prices were at different levels, including $16.00, the market price of our common stock on the date preceding the investment. The table also indicates what the effective average price to the investors would be for the 250,000 shares issued at the closing of the first tranche of investment and all adjustment shares.



AVERAGE CLOSING PRICE                                      EFFECTIVE AVERAGE
 PER SHARE FOR EACH    AVERAGE CLOSING PRICE                PURCHASE PRICE
PERIOD (TO DETERMINE      PER SHARE AS A         TOTAL     OF SHARES ISSUED
NUMBER OF ADJUSTMENT   PERCENTAGE OF CLOSING  ADJUSTMENT    AT CLOSING AND
       SHARES)          DATE PRICE ($16.00)     SHARES     ADJUSTMENT SHARES
---------------------  ---------------------  -----------  -----------------
      $   18.00                  112.5%                0       $   16.00
      $   16.00                  100.0%           31,250       $   14.22
      $   12.00                   75.0%          125,000       $   10.67
      $    8.00                   50.0%          312,500       $    7.11
      $    4.00                   25.0%          875,000       $    3.56



    The purchase agreement provides that we may request, at our option, that the investors make the second and third tranches of investment. The amount of each tranche would range from $1.0 million to $6.0 million, depending upon the market price of our common stock at the time of the investment. The investors' obligation to make any further investment pursuant to the purchase agreement is subject to the satisfaction of specified conditions. These conditions include the following:


    - we have not experienced a material adverse change in our business prior to the investment;

    - the registration statement required to be filed by us in connection with the prior tranche of investment has been effective for at least 25 days;

    - the average daily trading volume of our common stock on the Nasdaq National Market is at least 50,000 shares for the 20 trading days preceding the investment; and

    - the average market price of our common stock for the 10 trading days preceding the investment is at least $7.00.

    Pursuant to the purchase agreement, we granted the investors, including Strong River Investments, Inc., a right of first refusal with respect to non-public issuances of its securities during the period beginning on the date of this prospectus and ending 180 days later. Issuances of securities not subject to the right of first refusal include securities issued under our stock option plans, shares issued upon exercise of currently outstanding securities, and securities issued in connection with strategic transactions.

    The selling shareholders have represented to us that they purchased or acquired the shares for their own account for investment only and not with a view towards selling or distributing them, except pursuant to sales registered under the Securities Act or exemptions. We have agreed with the selling shareholders to file the registration statement to register the resale of the shares. We have also agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) the third anniversary of the effective date of the registration statement related to this prospectus and (2) the date on which the selling shareholders have sold all the shares.


    This prospectus covers the shares of our common stock issued to Strong River Investments, Inc. at the closing of the first tranche of investment. It also covers the shares issuable upon exercise of warrants issued at the closing and held by Strong River Investments, Inc. and RAM Capital Resources, LLC as of the date of this prospectus. This prospectus does not cover any shares held by the two investors other than Strong River Investments, Inc., any adjustment shares that may be issued in connection with the first tranche of investment, or any adjustment or other shares that may be issued in connection with the potential second or third tranches of investment. Following the issuance of any adjustment shares or the closing of the second or third tranche of investment, we will file additional registration statements to register the adjustment shares or other common stock issued or issuable in connection with the investment.


                              PLAN OF DISTRIBUTION

    We are registering the shares on behalf of the selling shareholders and their successors, including donees and pledgees who may sell shares they receive from the selling shareholders after the date of this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholders or their successors. The selling shareholders or their successors may sell all of the shares from time to time in transactions in the over-the-counter market through Nasdaq, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

    - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    - an exchange distribution in accordance with the rules of the applicable exchange;

    - privately negotiated transactions;

    - short sales;

    - broker-dealers may agree with the selling shareholders to sell a specified number of the shares at a stipulated price per share;


    - a combination of any of the methods of sale; and


    - any other method permitted pursuant to applicable law.

    The selling shareholders may also sell shares under SEC Rule 144, if available, rather than under this prospectus.

    The selling shareholders may effect short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities. The selling shareholders may sell or deliver the shares in connection with these trades. The selling shareholders may pledge the shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may offer and sell the pledged shares from time to time.

    The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

    If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus if required pursuant to Rule 424(b) under the Securities Act. The supplement will disclose:


    - the name of each selling shareholder and of the participating broker-dealer;


    - the number of shares involved;

    - the price at which the shares were sold;,


    - any applicable commissions paid or discounts or concessions allowed to a broker-dealer;



    - that the broker-dealer did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus; and


    - other facts material to the transaction.

    In addition, if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed. To the extent required, we will also set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the related registration statement:

    - the number of the shares to be sold;

    - purchase prices and public offering prices;

    - the names of any agents, dealers or underwriters; and

    - any applicable commissions, discounts or concessions with respect to the offer.

    Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling shareholders and the purchasers. The selling shareholders do not expect these commissions, concessions and discounts to exceed what is customary in the types of transactions involved.


    The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M of the Securities Exchange Act may restrict their sales in the market.


    We will pay all expenses of the registration and sale of the shares, other than selling commissions and fees and stock transfer taxes. We have also agreed to indemnify the selling shareholders and broker-dealers who assist in the sale of the shares against liabilities based upon any untrue or alleged untrue statements of material fact in this prospectus or the related registration statement or upon any omission or alleged omission of a material fact required to be included in this prospectus or the registration statement or necessary to make the statements herein and therein not misleading. We will not be required to provide indemnification to the extent any untrue or alleged untrue statement was included, or an omission or alleged omission was made, as a result of information furnished by the selling shareholders.

    We cannot guarantee that the selling shareholders will sell any or all of the shares.

                            VALIDITY OF COMMON STOCK


    Perkins Coie LLP, Portland, Oregon, has provided us with an opinion as to the due authorization and valid issuance of the shares of common stock offered by this prospectus and as to the fully paid and nonassessable nature of the shares.


                                    EXPERTS


    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated in reliance on the report given by PricewaterhouseCoopers LLP, independent accountants, on their authority as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee. The selling shareholders will pay all selling commissions and fees and stock transfer taxes.

SEC registration fee...............................................  $   2,338
Nasdaq National Market listing fee.................................  $  12,665
Legal fees and expenses............................................  $   7,500
Accounting fees and expenses.......................................  $   1,500
Miscellaneous fees and expenses....................................  $     997
                                                                     ---------
    Total..........................................................  $  25,000
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As an Oregon corporation, the Registrant is subject to the Oregon Business Corporation Act. Pursuant to Section 60.047(2)(d) of the Oregon Business Corporation Act, Article X of the Registrant's Articles of Incorporation (Exhibit 4.1 hereto) eliminates the liability of the Registrant's directors to the Registrant or its shareholders, except for any liability related to (1) any breach of the duty of loyalty to the Registrant or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) any distribution that is unlawful under the Oregon Business Corporation Act; or (4) any transaction from which the director derived an improper personal benefit.

    Sections 60.391 and 60.407(2) of the Oregon Business Corporation Act allow corporations to indemnify their directors and officers, respectively, against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the Oregon Business Corporation Act, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. Sections 60.394 and 60.407(1) of the Oregon Business Corporation Act mandate indemnification of directors and officers, respectively, for all reasonable expenses incurred in the successful defense of any claim made or threatened, whether or not such claim was by or in the right of the corporation. Finally, pursuant to the Sections 60.401 and 60.407(1) of the Oregon Business Corporation Act, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in Section 60.391 of the Oregon Business Corporation Act or was adjudged liable to the corporation.

    Section 60.414 of the Oregon Business Corporation Act also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    The Registrant's Amended and Restated Bylaws require indemnification of directors and officers of the Registrant to the fullest extent not prohibited by law. The Registration Rights Agreement (Exhibit 4.7 hereto) provides that the selling shareholders will indemnify each director of the Registrant, each officer of the Registrant and each person who controls the Registrant for certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS


EXHIBIT
NO.    DESCRIPTION
------ --------------------------------------------------------------------------
 *4.1  Description of Capital Stock contained in the Articles of Incorporation, as amended

 (@)4.2 Description of Rights of Security Holders contained in the Amended and Restated Bylaws

 ($)4.3 Form of Certificate for Shares of Common Stock

 ($)4.4 Form of Representatives' Warrant Agreement among the Registrant,
         Cruttenden Roth and Black & Company, Inc.

 (#)4.5 Securities Purchase Agreement dated as of January 28, 1999 among the
         Registrant and the Purchasers party thereto

 (#)4.6 Form of Callable Warrant

 (#)4.7 Registration Rights Agreement dated as of January 28, 1999 among the
         Registrant and the Purchasers party thereto

  5.1 Opinion of Perkins Coie LLP, counsel to the Registrant, regarding the legality of the Common Stock (previously filed)

 23.1 Consent of PricewaterhouseCoopers LLP, independent auditors (incorporated by reference to Exhibit 23 to the Registrant's Annual Report on Form
         10-K for the year ended December 31, 1998)

 23.2  Consent of Perkins Coie LLP (contained in Exhibit 5.1)

 24.1  Power of Attorney (previously filed)


------------------------

* Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

(@) Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

($)   Incorporated by reference to the same exhibit number from the Registrant's
    Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

(#)   Incorporated by reference to the same exhibit number to the Registrant's
    Current Report on form 8-K filed on February 16, 1999.

ITEM 17.  UNDERTAKINGS

    A. The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D. The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on June 3, 1999.


                                THRUSTMASTER, INC.

                                By:          /s/ FRANK G. HAUSMANN, JR.
                                     -----------------------------------------
                                               Frank G. Hausmann, Jr.
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated on June 3, 1999.


  /s/ C. NORMAN WINNINGSTAD*
------------------------------  Chairman of the Board
    C. Norman Winningstad

                                Director, President, Chief
  /s/ FRANK G. HAUSMANN, JR.      Executive Officer and
------------------------------    Chief Financial Officer
    Frank G. Hausmann, Jr.        (principal executive and
                                  financial officer)

      /s/ ALLEN ROBISON*
------------------------------  Controller (principal
        Allen Robison             accounting officer)

    /s/ ROBERT L. CARTER*
------------------------------  Director
       Robert L. Carter

    /s/ GRAHAM E. DORLAND*
------------------------------  Director
      Graham E. Dorland

    /s/ MERRILL A. MCPEAK*
------------------------------  Director
      Merrill A. McPeak

     /s/ G. GERALD PRATT*
------------------------------  Director
       G. Gerald Pratt

     /s/ MILTON R. SMITH*
------------------------------  Director
       Milton R. Smith

  /s/ FREDERICK M. STEVENS*
------------------------------  Director
     Frederick M. Stevens

*By:   /s/ FRANK G. HAUSMANN,
                 JR.
      -------------------------
       Frank G. Hausmann, Jr.
          ATTORNEY-IN-FACT